ELDORITO LIMITED PARTNERSHIP

                                 June 12, 1996


Security Capital Pacific Trust
330 - 112th Avenue, N.E.
Bellevue, Washington  98004

Attention:  Larry Levitt

     Re:  El Dorado Hills, San Diego, California

Dear Mr. Levitt:

     Reference is hereby made to that certain Agreement of Sale (the "Agreement") dated June 12, 1996 by and between Eldorito Limited Partnership, an Illinois limited partnership ("Seller") and Security Capital Pacific Trust, a Maryland real estate investment trust ("Purchaser"). All capitalized terms which are used herein but which are not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

Paragraph 18 of the Agreement provides that the performance of Purchaser's and Seller's obligations under the Agreement shall be subject to the parties having satisfied the Conditions Precedent on or before the Closing Date. If any Conditions Precedent has not been satisfied in accordance with the terms of Paragraph 18.2, then Seller or Purchaser may deliver notice ("Extension Notice") to the other party on or before July 2, 1996 extending the date for the satisfaction of the Conditions Precedent until August 1, 1996, in which event the Closing of this transaction shall be extended to the date which is five (5) business days after either party receives notice from the other party of the satisfaction of the Conditions Precedent, but in no event later than August 8, 1996. The receiving party shall acknowledge the Extension Notice and forward a copy of the acknowledged Extension Notice to the Title Company as evidence of the parties' intent to extend the Closing Date. In the event any of the Conditions Precedent are not satisfied on or before July 2, 1996, and Seller or Purchaser does not deliver an Extension Notice in accordance with the terms hereof, then the Agreement shall be terminated, and the Earnest Money shall be immediately paid to Purchaser, together with any interest earned thereon, and neither Seller nor Purchaser shall have any right, obligation or liability under the Agreement except for the indemnities set forth in Paragraphs 7 and 15 of the Agreement. In the event Seller or Purchaser elects to extend the date for satisfying the Conditions Precedent in accordance with the terms of this letter and the Conditions Precedent have not been satisfied on or before August 1, 1996, then the Agreement shall be terminated, and the Earnest Money shall be immediately paid to Purchaser, together with any interest earned thereon, and neither Seller nor Purchaser shall have any right, obligation or liability under the Agreement, except for the indemnity set forth herein in Paragraphs 7 and 15 of the Agreement.

     Seller and Purchaser hereby agree to equally share all costs and expenses of Lender associated with procuring and satisfying the Conditions Precedent, including, but not limited to, any assumption or transfer fee or related fees due to, legal fees and expenses incurred by, Lender in connection with the sale of the Property to Purchaser or the assignment to and assumption of Existing
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Loan Documents by Purchaser.  In the event of a termination of the Agreement pursuant to the terms of (A) any of Paragraphs 3.2, 7, 11, 18.3 of the Agreement or (B) the terms of this letter, Seller shall pay all outstanding costs and expenses incurred in connection with procuring and satisfying the Conditions Precedent, excluding the legal fees of Purchaser, and the Earnest Money, together with any interest earned thereon, shall be paid to Purchaser.

     In the event of an inconsistency between the terms of this letter and the terms of the Agreement, the terms of this letter shall govern and control.

     Please acknowledge your agreement to the foregoing by executing a copy of this letter and returning it to the undersigned.

                                   Very truly yours,

                                   ELDORITO LIMITED PARTNERSHIP, an Illinois limited partnership

                                   By: Balcor Current Income Partners-85, Inc., an Illinois corporation, its general partner



                                        By:    /s/Al Lieberman
                                             -------------------------------
                                        Name:  Al Lieberman
                                             -------------------------------
                                        Its:   Senior Vice President
                                             -------------------------------





ACCEPTED AND AGREED TO this 12th day of June, 1996.

SECURITY CAPITAL PACIFIC TRUST,
a Maryland real estate investment trust



By:      /s/Anthony R. Arnest
     -------------------------------
Name:    Anthony R. Arnest
     -------------------------------
Its:     Vice President
     -------------------------------
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